Exhibit 99.1

News Release

March 12, 2018

Noble Midstream Partners Extends and Upsizes Revolving Credit Facility

Houston, Texas –Noble Midstream Partners LP (NYSE: NBLX) (“Noble Midstream” or the “Partnership”) today announced the completion of an amendment and extension of its revolving credit facility (the “Credit Facility”) provided by 27 financial institutions. The Credit Facility will be used to provide liquidity for general corporate purposes, including working capital and expansion capital expenditures.

The maturity date of the Credit Facility is extended by one and a half years to March 2023 and the facility size is increased to $800 million. In addition, the Credit Facility has an accordion feature allowing the Partnership to request additional lender commitments up to $350 million, for a total capacity of up to $1.15 billion. Pricing and fees are consistent with prior Credit Facility terms.

John F. Bookout, Noble Midstream’s Chief Financial Officer, commented, “We are pleased with the support received from our lenders which reaffirms the operational and financial strength of our business. We are committed to our disciplined financial framework and the upsized facility provides further flexibility to continue delivering our high quality growth projects.”

About Noble Midstream

Noble Midstream is a growth-oriented master limited partnership formed by Noble Energy, to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com

Contact:

Megan Repine

Investor Relations

Noble Midstream Partners

(832) 639-7380

megan.repine@nblmidstream.com